Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Noble Energy, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333‑108162, 333‑118976, 333‑124964, 333‑143203, 333‑143204, 333‑158922, 333‑177825, 333-191878, and 333-205728) on Form S‑8 and the Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement (No. 333-204592) on Form S-4 of Noble Energy, Inc. of our reports dated February 17, 2016, with respect to the consolidated balance sheets of Noble Energy, Inc. as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three‑year period ended December 31, 2015, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10‑K of Noble Energy, Inc.
Our report dated February 17, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, contains an explanatory paragraph that states that management excluded from its assessment of the effectiveness of Noble Energy, Inc.’s internal control over financial reporting as of December 31, 2015, Rosetta Resources Inc.’s internal control over financial reporting which represented 14% of total assets and 6% of total revenues included in the consolidated financial statements of Noble Energy, Inc. and subsidiaries as of and for the year ended December 31, 2015. Our audit of internal control over financial reporting of Noble Energy, Inc. also excluded an evaluation of the internal control over financial reporting of Rosetta Resources Inc.

/s/ KPMG LLP

Houston, Texas
February 17, 2016